Exhibit 4.4

Supplemental Agreement to Performance Incentive Agreement

Party A: Beijing 21Vianet Broad Band Data Center Co., Ltd.

Party B: Ran CHENG

Party C: Beijing Shidaitonglian Technology Co., Ltd.

Party D: Beijing Chengyishidai Network Technology Co., Ltd.

Party E: Zhiboxintong (Beijing) Network Technology Co., Ltd.

Party F: 21Vianet Group, Inc.

Party G: Concept Network Limited

Whereas:

1.	21Vianet Group, Inc (formerly “AsiaCloud Inc.”) is a limited company incorporated in Cayman Islands;

2.	Beijing 21Vianet Broad Band Data Center Co., Ltd is an operating company controlled by 21Vianet Group, Inc in China;

3.	Beijing Chengyishidai Network Technology Co., Ltd is a limited company incorporated in China;

4.	Zhiboxintong (Beijing) Network Technology Co., Ltd is a limited company incorporated in China;

5.	Beijing Shidaitonglian Technology Co., Ltd holds 49% equity interest in Beijing Chengyishidai Network Technology Co., Ltd;

6.	Beijing Shidai Tonglian Technology Co., Ltd holds 49% equity interest in Zhiboxintong (Beijing) Network Technology Co., Ltd;

7.	Ran CHENG is the actual controller of Beijing Shidaitonglian Technology Co., Ltd;

8.	The Parties have executed the Performance Incentive Agreement (the “Original Agreement”) in September, 2010;

9.	The Parties hereby agree to further adjust the Original Agreement based upon the incentive plan.

In consideration whereof, the Parties enter into the following supplementary agreement upon amicable consultation:

1.	The following adjustments shall be made when calculating the amount of the incentive shares entitled by Ran CHENG corresponding to the 51% equity interest in the target companies to be purchased according to the Original Agreement: the PE multiple of the Estimated Value under Article 2.02 of the Original Agreement shall be adjusted from 6.0 to 5.5 times, but the other aspects of the calculation method and formula of the Estimated Value shall remain unchanged and subject to the provisions of the Original Agreement. Furthermore, the definition of the “Estimated Value” under Article 2.02 of the Original Agreement shall be modified as follows:

(1)	If neither the net profits of the Target Companies in the first quarter of 2011 nor the net profits of the Target Companies in the second quarter of 2011 as audited according to US GAAP is lower than RMB 10 million, the Estimated Value shall be (i) the audited actual net profits of the Target Companies in 2011 (in USD)×5.5, or (ii) RMB 357.5 million, whichever is lower;

(2)	If either the net profits of the Target Companies in the first quarter of 2011 or the net profits of the Target Companies in the second quarter of 2011 as audited according to US GAAP fails to reach RMB 10 million, the Estimated Value shall be (i) the audited actual net profits of the Target Companies in 2011 (in USD)×4.4, or (ii) RMB 286 million, whichever is lower; or

(3)	If neither the net profits of the Target Companies in the first quarter of 2011 nor the net profits of the Target Companies in the second quarter of 2011 as audited according to US GAAP reaches RMB 10 million, the Estimated Value shall be (i) the audited actual net profits of the Target Companies in 2011 (in USD)×3.85, or (ii) RMB 250.25 million, whichever is lower.

2.	Except as otherwise stipulated in this Supplemental Agreement, Party B’s rights under the Original Agreement shall be succeeded by Party G.

3.	Under the premises that Party G can fully and effectively acquire the equity interest as set forth under Article 4 hereof, the provision under the Original Agreement regarding the equity incentive corresponding to the acquisition of the remaining 49% equity interest in the Target Companies (i.e acquisition of 100% equity interest in the Target Companies) shall be null and void.

4.	If Party A completes acquisition of the remaining 49% equity interest in the Target Companies, 21Vianet Group, Inc shall issue to Party G, the ordinary shares in the same amount as “1.3475 times of the 2011 annual net profits of the Target Companies as audited according to US GAAP” divided by “USD 8.61 per ordinary share”, or ADS shares in the same amount as “1.3475 times of the 2011 annual net profits of the Target Companies as audited according to US GAAP” divided by “USD 5.17 per ADS share”:

(1)	21Vianet Group, Inc shall issue to Party G 350,000 of its ADS shares by December 31, 2011;

(2)	21Vianet Group, Inc shall issue to Party G the ADS shares in an accumulative amount of “0.8475 times of the 2011 annual net profits of the Target Companies as audited according to US GAAP” divided by “USD 5.17 per share”, then minus 350,000, and may, at its own option, issue the abovementioned ADS shares to Party G in one lump sum or several installments at any time after December 31, 2011 and before May 15, 2012. If the results of the 2011 annual net profits of the Target Companies as audited according to US GAAP have not been finalized at the time when 21Vianet Group, Inc determines to issue the shares, the 2011 annual net profits of the Target Companies shall be temporarily deemed as RMB 50 million, which shall be adjusted correspondingly after the audited results are released;

(3)	If, by December 31, 2012, Jiangxi Zhongya Telecom Technology Development Co., Ltd has completed the construction of the 9773 km four-core fiber (“JXZY Project”) and passed inspection, and the inspection acceptance report of JXZY Project has been accepted by Party A, 21Vianet Group, Inc shall, within one month after such inspection acceptance report is confirmed by Party A, issue its ADS shares to Ran CHENG in the same amount as “0.5* the 2011 annual net profits of the Target Companies as audited according to US GAAP” divided by “USD 5.17 per ADS share”.

5.	“RMB 32.5 million” as set forth in Article 2.06 of the Original Agreement shall be changed to “RMB 30.3875 million”.

6.	Article 3 (Loan) under the Original Agreement shall cease to be effective after this Supplemental Agreement and the Supplemental Agreement to Purchase Agreement are executed and become effective.

7.	Except as those mentioned above, no amendment or supplement is made to the Original Agreement.

8.	This Supplemental Agreement is executed on December 15, 2011 in seven originals, which shall be legally binding.

9.	The validity, performance and interpretation of this Supplemental Agreement shall be governed by the laws of Cayman Islands.

(No body text below)

(Signature Page)

Party A: Beijing 21Vianet Broad Band Data Center Co., Ltd.

/s/ Sheng Chen

Party B: Ran CHENG

/s/ Ran Cheng

Party C: Beijing Shidaitonglian Technology Co., Ltd.

/s/ Beijing Shidaitonglian Technology Co., Ltd. (official seal)

Party D: Beijing Chengyishidai Network Technology Co., Ltd.

/s/ Beijing Chengyishidai Network Technology Co., Ltd. (official seal)

Party E: Zhiboxintong (Beijing) Network Technology Co., Ltd.

/s/ Zhiboxintong (Beijing) Network Technology Co., Ltd. (official seal)

Party F: 21Vianet Group, Inc

/s/ Sheng Chen

Party G: Concept Network Limited

/s/ Ran Cheng

4